The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Pricing Supplement dated September 24, 2001

PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                    Dated           , 2001
                                                                  Rule 424(b)(3)

                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                           PLUS due December 30, 2004
                          Mandatorily Exchangeable for
                       an Amount Payable in U.S. Dollars
                 Based on the Value of the NASDAQ-100 INDEX(R)

                   Performance Leveraged Upside SecuritiesSM
                                   ("PLUS(SM)")

The PLUS do not guarantee any return of principal at maturity. Instead, unless we have called the PLUS, the PLUS will pay at maturity an amount of cash based upon the value of the Nasdaq-100 Index, plus a supplemental amount if the value
of the Nasdaq-100 Index at maturity exceeds         , the closing value of the
Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public.

o    The principal amount and issue price of each PLUS is $           , which
     is equal to one-eightieth of the closing value of the Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public.

o    We will pay     % interest (equivalent to $     per year) on the $
     principal amount of each PLUS, which approximates the current dividend yield on the Nasdaq-100 Index. Interest will be paid quarterly, beginning December 30, 2001.

o At maturity, unless we have called the PLUS, you will receive in exchange for the principal amount of each PLUS an amount in cash equal to one-eightieth of the final average index value, plus a supplemental amount in cash equal to one-eightieth of the amount, if any, by which the final
     average index value exceeds        , the closing value of the Nasdaq-100
     Index on the day we offer the PLUS for initial sale to the public. The final average index value will be the average closing value of the Nasdaq-100 Index over a period of five trading days commencing on December 15, 2004. In no event will the supplemental amount be less than zero.

o    Beginning October  , 2003, we have the right to call all of the PLUS at any
     time and pay to you the call price of $       per PLUS (    % of the issue
     price) in cash.

o If we decide to call the PLUS, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your PLUS for the component stocks of the Nasdaq-100 Index. You will not receive accrued but unpaid interest if we call the PLUS.

o Investing in the PLUS is not equivalent to investing in the Nasdaq-100 Index or its component stocks.

o We will apply to list the PLUS to trade under the proposed symbol "PLNQ" on the Nasdaq National Market, subject to meeting its listing requirements.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------
                             PRICE $      PER PLUS
                            -----------------------

                       Price             Agent's          Proceeds to
                    to Public(1)       Commissions       the Company(1)
                    ------------       -----------       --------------
Per PLUS ........        $                  $                   $
Total............        $                  $                   $

---------
(1)   Plus accrued interest, if any, from the original issue date.

If you purchase at least 100,000 PLUS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $ per PLUS ( % of the issue price). In that case, the Agent's commissions
will be $      per PLUS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the PLUS at maturity is linked to the performance of the Nasdaq-100 Index.

     "Performance Leveraged Upside Securities" and "PLUS" are our service marks.


Each PLUS                         We, Morgan Stanley Dean Witter & Co., are
costs $                           offering Performance Leveraged Upside
                                  Securities(SM) due December 30, 2004,
                                  Mandatorily Exchangeable for an Amount
                                  Payable in U.S. Dollars Based on the Value of
                                  the Nasdaq-100 Index, which we refer to as
                                  the PLUS(SM). The principal amount and issue
                                  price of each PLUS is $     , which is equal
                                  to one-eightieth of the closing value of the Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public.

No guaranteed                     Unlike ordinary debt securities, the PLUS do
return of principal               not guarantee any return of principal at
                                  maturity.

                                  If the average closing value of the
                                  Nasdaq-100 Index at maturity is less than the closing value of the Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public and we have not called the PLUS, we will pay to you an amount in cash that is less than the issue price of the PLUS, as described under "Payout at maturity" below.

                                  Investing in the PLUS is not equivalent to investing in the Nasdaq-100 Index or its component stocks.

     % interest on the            We will pay interest on the PLUS, at the rate
principal amount                  of   % of the principal amount per year,
                                  quarterly on each March 30, June 30,
                                  September 30 and December 30, beginning
                                  December 30, 2001. The interest rate we pay on the PLUS approximates the current dividend yield on the Nasdaq-100 Index and will not be adjusted up or down over the life of the PLUS. If we call the PLUS, we will not pay any accrued but unpaid interest on the PLUS on the call date.

Payout at maturity                At maturity, if we have not previously called
                                  the PLUS, we will deliver to you an amount in
                                  cash equal to one-eightieth of the final
                                  average index value, plus accrued but unpaid
                                  interest for each $       principal amount of
                                  PLUS you hold. In addition, if we have not
                                  previously called the PLUS, we will also
                                  deliver to you a supplemental amount in cash
                                  for each PLUS equal to one-eightieth of the
                                  amount, if any, by which the final average
                                  index value exceeds         , the closing
                                  value of the Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public. The final average index value will be the average closing value of the Nasdaq-100
                                  Index over a period of five trading days commencing on December 15, 2004.

                                  Accordingly, if one-eightieth of the final
                                  average index value is greater than one-
                                  eightieth of the closing value of the
                                  Nasdaq-100 Index today, you will receive for
                                  each PLUS at maturity twice the amount of
                                  that excess, together with accrued but unpaid interest. However, because we have the right to call the PLUS as described below, you should not expect to receive more than the
                                  cash call price of $      per PLUS.

                                  On PS-6, we have provided a graph titled
                                  "Hypothetical Payouts on the PLUS at
                                  Maturity," which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final average index values. The graph does not show every situation that may occur.

                                  You can review the historical values of the Nasdaq-100 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Nasdaq-100 Index is not reflected in the level of the Nasdaq-100 Index and, therefore, has no effect on the calculation of the payout at maturity.

                                  If a market disruption event occurs on
                                  December 14, 2004 or during the period of five trading days when the average closing value of the Nasdaq-100 Index at maturity is to be determined, the maturity date of the PLUS may be postponed. See the section of this pricing supplement called "Description of PLUS--Maturity Date."

Your return on the PLUS is        The return investors realize on the PLUS is
limited by our call right         limited by our call right. We have the right
                                  to call all of the PLUS at any time beginning
                                  October   , 2003, including at maturity, for
                                  an amount in cash equal to the call price of
                                  $      per PLUS, which is equivalent to     %
                                  of the issue price of the PLUS. If we have not previously called the PLUS, we expect to call the PLUS at maturity if the closing value of the Nasdaq-100 Index equals or exceeds on December 14, 2004.

                                  If we call the PLUS, we will do the
                                  following:

                                  o send a notice announcing that we have
                                    decided to call the PLUS; and

                                  o specify in the notice a call date when you
                                    will receive the cash call price in exchange for delivering your PLUS to the trustee; that call date will not be less than 15 nor more than 30 days after the date of the notice.

                                  If we call the PLUS, you will not be entitled to receive accrued but unpaid interest on the PLUS on the call date.

MS & Co. will be the              We have appointed our affiliate, Morgan
Calculation Agent                 Stanley & Co. Incorporated, which we refer to
                                  as MS & Co., to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                  will determine the final average index value and the supplemental amount, if any, that you will receive at maturity.

Where you can find more           The PLUS are senior notes issued as part
information on the PLUS           of our Series C medium-term note program.
                                  You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated
                                  January 24, 2001. We describe the basic
                                  features of this type of note in the sections of the prospectus supplement called
                                  "Description of Notes--Fixed Rate Notes" and
                                  "--Exchangeable Notes."

                                  For a detailed description of the terms of the PLUS, including the specific mechanics for exercise of our call right, you should read the section of this pricing supplement called "Description of PLUS." You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PLUS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                   You may contact your local Morgan Stanley
                                  branch office or our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical Final Average Index Values. The PLUS Zone illustrates the leveraging effect of the payment of the Supplemental Amount taking into account our right to call the PLUS at the Call Price. The chart assumes that the PLUS have not been called prior to maturity and is based on the following additional assumptions:

     o     Issue Price per PLUS:  $15.00
     o     Initial Index Value: 1200
     o     Call Price:  $27.00 (180% of the Issue Price)

     The payouts on the PLUS at maturity reflected in the graph below are the lesser of (a) the sum of (i) one- eightieth of the Final Average Index Value plus (ii) the Supplemental Amount calculated using the Final Average Index Value and (b) the Call Price. If we do not call the PLUS, you will also receive accrued but unpaid interest on the PLUS on the Maturity Date.

                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of the Nasdaq-100 Index, there is no guaranteed return of principal. To the extent that the value of the Nasdaq-100 Index decreases from the date we offer the
PLUS for initial sale to the public, the amount of cash that investors receive at maturity will be less than the issue price of the PLUS and investors will not receive any supplemental cash amount. If we call the PLUS, investors will
receive the call price of $      per PLUS, and will not receive any supplemental
amount or accrued but unpaid interest. Investing in the PLUS is not equivalent to investing directly in the Nasdaq-100 Index or its component stocks. The return investors realize on the PLUS is limited by our call right. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.


PLUS are not ordinary             The PLUS combine features of equity and debt.
senior notes--no guaranteed       The terms of the PLUS differ from those of
return of principal               ordinary debt securities in that we will not
                                  pay you a fixed amount at maturity. If we do
                                  not call the PLUS, our payout to you at
                                  maturity will be an amount in cash equal to
                                  one-eightieth of the final average index
                                  value, together with accrued but unpaid
                                  interest, plus a supplemental amount in cash
                                  equal to one-eightieth of the amount, if any,
                                  by which the final average index value
                                  exceeds         , the closing value of the
                                  Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public. If the average closing value of the Nasdaq-100 Index at maturity is less than the closing value of the Nasdaq- 100 Index on the day we offer the PLUS for initial sale to the public, and we have not called the PLUS, we will pay to you an amount in cash that is less than the issue price of the PLUS and we will not pay any supplemental cash amount. See the chart titled "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

Your appreciation                 The appreciation potential of the PLUS is
potential is limited              limited by our call right. The $         issue
by our call right                 price of one PLUS is equal to one-eightieth
                                  of the closing value of the Nasdaq-100 Index
                                  on the day we offer the PLUS for initial sale
                                  to the public. The payout you will receive
                                  per PLUS in the event that we exercise our
                                  call right will be an amount in cash equal to
                                  the call price of $       per PLUS (equivalent
                                  to    % of the issue price). We may call the
                                  PLUS at any time on or after October   , 2003,
                                  including on the maturity date. Because we
                                  have the right to call the PLUS, you should
                                  not expect to receive more than the cash call
                                  price of $      per PLUS.

Secondary trading                 There may be little or no secondary market
may be limited                    for the PLUS. Although we will apply to list
                                  the PLUS on the Nasdaq National Market, we may not meet the requirements for listing.
                                  Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                  currently intends to act as a market maker for the PLUS but is not required to do so.

Market price of the               Several factors, many of which are beyond our
PLUS influenced by                control, will influence the value of the the
many unpredictable                Nasdaq-100 Index on PLUS. We expect that
factors                           generally the value of any day will affect
                                  the value of the PLUS more than any other
                                  single factor. However, because the PLUS may
                                  pay a supplemental cash amount and because we
                                  have the right to call the PLUS at any time
                                  beginning October   , 2003, the PLUS may trade
                                  differently from the Nasdaq-100 Index. Other factors that may influence the value of the PLUS include:

                                  o the volatility (frequency and magnitude of
                                    changes in value) of the Nasdaq-100 Index

                                  o the dividend rate on the stocks underlying
                                    the Nasdaq-100 Index

                                  o economic, financial, political, regulatory
                                    or judicial events that affect the stocks underlying the Nasdaq-100 Index or stock markets generally and which may affect the value of the Nasdaq-100 Index

                                  o interest and yield rates in the market

                                  o the time remaining until we can call the
                                    PLUS and until the PLUS mature

                                  o our creditworthiness

                                  Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if the value of the Nasdaq-100 Index is at or below the closing value of the Nasdaq-100 Index on the day we offer the PLUS for initial sale to the public.

                                  You cannot predict the future performance of
                                  the Nasdaq-100 Index based on its historical
                                  performance. The value of the Nasdaq-100
                                  Index may decrease so that you will receive
                                  at maturity a payment that is less than the
                                  principal amount of the PLUS and no
                                  supplemental cash amount. We cannot guarantee that the value of the Nasdaq-100 Index will increase so that you will receive at maturity more than the principal amount of the PLUS.
                                  If we call the PLUS, you will receive the
                                  cash call price of $    per PLUS, which may be
                                  more or less than the return you would have received on a direct investment in the component stocks of the Nasdaq-100 Index.

Adjustments to the Nasdaq-        Nasdaq is responsible for calculating and
100 Index could adversely         maintaining the Nasdaq-100 Index. The Nasdaq
affect the value of the PLUS      Stock Market, Inc., which we refer to as
                                  Nasdaq, can add, delete or substitute the stocks underlying the Nasdaq-100 Index or make other methodological changes that could change the value of the Nasdaq-100 Index.
                                  Nasdaq may discontinue or suspend calculation or dissemination of the Nasdaq- 100 Index.
                                  Any of these actions could adversely affect the value of the PLUS.

You have no                       As an owner of PLUS, you will not have voting
shareholder rights                rights or rights to receive dividends or
                                  other distributions or any other rights with respect to the stocks that underlie the Nasdaq-100 Index.

Adverse economic interests        As calculation agent, our affiliate MS & Co.
of the calculation agent and      will calculate the final average index value
its affiliates may influence      and the supplemental cash amount, if any, we
determinations                    will pay to you at maturity. We expect that
                                  MS & Co. and other affiliates will carry out hedging activities related to the PLUS (and possibly to other instruments linked to the Nasdaq-100 Index or its component stocks), including trading in the stocks underlying the Nasdaq-100 Index as well as in other instruments related to the Nasdaq-100 Index.
                                  Any of these hedging activities and MS &
                                  Co.'s affiliation with us could influence MS
                                  & Co.'s determinations as calculation agent.
                                  MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nasdaq-100 Index and other financial instruments related to the Nasdaq-100 Index and its component stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the value of the Nasdaq-100 Index and, accordingly, could affect the payout to you on the PLUS.

The characterization of the       You should also consider the tax consequences
PLUS for federal income tax       of investing in the PLUS.  There is no direct
purposes is uncertain             legal authority as to the proper tax
                                  treatment of the PLUS, and therefore
                                  significant aspects of their tax treatment are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called "Description of PLUS--United States
                                  Federal Income Taxation--General." If the
                                  Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of
                                  PLUS--United States Federal Income Taxation."
                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS.

                              DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $ principal amount of our PLUS due December 30, 2004, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Nasdaq-100 Index. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount................  $25,000,000

Maturity Date...................  December 30, 2004, subject to extension in the event of a Market Disruption Event on the Final Call Valuation Date or on any Determination Date.

                                  If the Final Call Valuation Date is postponed due to a Market Disruption Event or otherwise and we elect to call the PLUS, the Maturity Date will be postponed by a corresponding number of calendar days so that the Maturity Date will be the sixteenth calendar day following the Final Call Valuation Date. See "--Final Call Valuation Date" below.

                                  If we do not call the PLUS and, due to a Market Disruption Event or otherwise, the fifth Determination Date for calculating the Final Average Index Value (the "Final Determination Date") is postponed so that it falls on or after December 27, 2004, the Maturity Date will be the third Trading Day following the Final Determination Date. See "--Final Average Index Value" below.

Interest Rate...................       % per annum (equivalent to $       per
                                  annum per PLUS)

Interest Payment Dates..........  Each March 30, June 30, September 30 and
                                  December 30, beginning December 30, 2001, and the Maturity Date.

Record Date.....................  The Record Date for each Interest Payment
                                  Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 10 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day; provided, however, that in the event that we call the PLUS, no Interest Payment Date will occur after the Morgan Stanley Notice Date, except for any Interest Payment Date for which the Morgan Stanley Notice Date falls on or after the "ex- interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date. The "ex-interest" date for any interest payment is the date on which purchase transactions in the PLUS no longer carry the right to receive such interest payment.

Specified Currency..............  U.S. Dollars

Issue Price.....................  $      per PLUS

Original Issue Date
(Settlement Date)...............              , 2001

CUSIP...........................  61744Y538

Denominations...................  $       and integral multiples thereof

Morgan Stanley Call Right.......  On any scheduled Trading Day on or after
                                  October   , 2003, we may call the PLUS, in
                                  whole but not in part, and pay to you the Call Price in cash.

                                  If we call the PLUS, the Call Price will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your PLUS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the PLUS on the Call Date.

Morgan Stanley Notice Date......  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 15 but not more than 30 days prior to the Call Date, and which may not be later than the Trading Day immediately succeeding the Final Call Valuation Date.

Call Date.......................  The scheduled Trading Day on or after October
                                     , 2003 and on or prior to the Maturity Date
                                  specified by us in our notice of mandatory exchange, on which we will pay the cash Call Price to holders of PLUS.

Call Price......................  $          or PLUS (    % of the Issue Price).

Final Call Valuation Date.......  December 14, 2004; provided that if such day is not a Trading Day or if a Market
                                  Disruption Event occurs on such day, the Final Call Valuation Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Exchange at Maturity............  Unless we have previously called the PLUS, at maturity, upon delivery of the PLUS to the
                                  Trustee, we will pay with respect to the
                                  $      principal amount of each PLUS an amount
                                  in cash equal to one-eightieth of the Final
                                  Average Index Value plus an amount in cash equal to the Supplemental Amount, if any, and we will pay accrued but unpaid interest.

                                  We shall, or shall cause the Calculation
                                  Agent to, (i) provide written notice to the
                                  Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the PLUS, of the amount of cash, including accrued but unpaid interest, to be delivered with respect to the
                                  $       principal amount of each PLUS and (ii)
                                  deliver such cash to the Trustee for delivery to the holders.

Supplemental Amount ............  One-eightieth of the amount, if any, by which the Final Average Index Value exceeds the
                                  Initial Index Value. In no event will the Supplemental Amount be less than zero.

Final Average Index Value.......  The arithmetic average of the Index Closing
                                  Value on each of the first five Trading Days from and including December 15, 2004 on which no Market Disruption Event occurs (each, a "Determination Date").

Initial Index Value.............             , which is the Index Closing Value
                                  on the day we offer the PLUS for initial sale to the public.

Index Closing Value.............  The Index Closing Value on any Trading Day
                                  will equal the closing value of the
                                  Nasdaq-100 Index or any Successor Index (as defined under "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the Nasdaq National Market on that Trading Day. See "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation."

Trading Day.....................  A day, as determined by the Calculation
                                  Agent, on which trading is generally
                                  conducted on the New York Stock Exchange,
                                  Inc. (the "NYSE"), the American Stock
                                  Exchange LLC (the "AMEX"), the Nasdaq
                                  National Market, the Chicago Mercantile
                                  Exchange and the Chicago Board of Options
                                  Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note...............  Book Entry

Senior Note or Subordinated
Note............................  Senior

Trustee.........................  The Chase Manhattan Bank

Agent for the underwritten
offering of the PLUS............  MS & Co.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                  All calculations with respect to the Final
                                  Average Index Value and the Supplemental
                                  Amount, if any, will be rounded to the
                                  nearest one hundred-thousandth, with five one-millionths rounded upward (e.g. .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten- thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nasdaq-100 Index;

                                  Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event.........  "Market Disruption Event" means, with respect to the Nasdaq-100 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of stocks then
                                    constituting 20 percent or more of the
                                    level of the Nasdaq-100 Index (or the
                                    relevant Successor Index) on the Relevant
                                    Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nasdaq-100 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the Nasdaq-100 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the PLUS.

                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nasdaq-100 Index shall be based on a comparison of (x) the portion of the level of the Nasdaq-100 Index attributable to that security relative to (y) the overall level of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nasdaq-100 Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index and
                                  (5) a "suspension, absence or material
                                  limitation of trading" on any Relevant
                                  Exchange or on the primary market on which futures or options contracts related to the Nasdaq-100 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............  "Relevant Exchange" means the primary U.S.
                                  organized exchange or market of trading for any security (or any combination thereof) then included in the Nasdaq-100 Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default..  In case an event of default with respect to the PLUS shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (a) the sum of (i) the Index Closing Value as of the date of acceleration plus (ii) the Supplemental Amount, if any, calculated using as the Final Average Index Value the Index Closing Value as of the date of acceleration plus (iii) any accrued but unpaid interest on the PLUS and (b) the Call Price.

Nasdaq-100 Index................  We have derived all information contained in this pricing supplement regarding the
                                  Nasdaq-100 Index, including, without
                                  limitation, its make-up, method of
                                  calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. The Nasdaq-100 Index was developed by Nasdaq, is calculated and maintained by Nasdaq and was first published in January 1985.

                                  The Nasdaq-100 Index is a modified
                                  capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq National Market tier of the Nasdaq Stock Market. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest and most actively traded securities listed on the Nasdaq Stock Market and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index Component Securities, which are based on the total shares outstanding of each such Nasdaq-100 Index Component Security, multiplied by each such security's respective last sale price on the Nasdaq Stock Market, and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

                                  To be eligible for inclusion in the
                                  Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of the Nasdaq Stock Market and meet the other eligibility criteria, including the following: the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have average daily trading volume of at least 100,000 shares per day; the security must have been listed on a market for at least two years (in the case of a spin-off, the operating history of the spin-off will be considered), or a one-year period if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 Index by market capitalization; if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion and average trading volume on the Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq Stock Market within the next six months.

                                  The securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The following quarterly scheduled weight adjustment procedures have been adopted to adjust for such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index Component Securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index Component Securities. Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

                                  Additionally, Nasdaq may periodically
                                  (ordinarily, several times per quarter)
                                  replace one or more component securities in the Nasdaq-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

                                  The Nasdaq-100 Index share weights are also subject, in certain cases, to a rebalancing in order to ensure that the relative weightings of the index securities continue to meet minimum pre-established requirements for a diversified portfolio (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-weighted Methodology" below).

                                  The table under "Historical Information" below shows the actual performance of the Nasdaq-100 Index for the period between January 1, 1996 and September 24, 2001. Stock prices fluctuated widely during this period. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100 Index share weights of the Nasdaq-100 Index Component Securities were rebalanced in accordance with the "modified capitalization- weighted" methodology implemented on such date (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-weighted Methodology" below). As a result, the performance of the Nasdaq-100 Index after December 18, 1998 reflects the performance of the Nasdaq-100 Index Component Securities as calculated in accordance with the revised Nasdaq-100 Index methodology.

                                  Annual Ranking Review

                                  The Nasdaq-100 Index Component Securities are evaluated annually, the "Annual Ranking Review," as described below. Securities listed on the Nasdaq Stock Market which meet the eligibility criteria described above are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100
                                  Index-eligible securities not currently in the Nasdaq-100 Index. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index Component Security is no longer traded on the Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

                                  Rebalancing of the Nasdaq-100 Index for
                                  Modified Capitalization-weighted Methodology

                                  Effective after the close of trading on
                                  December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and
                                  (4) reduce market impact on the smallest
                                  Nasdaq-100 Index Component Securities from necessary weight rebalancings.

                                  Under the methodology employed, on a
                                  quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index Component Securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, less than or equal to the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

                                  Such quarterly examination will result in an Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index Component Security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index Component Securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

                                  If either one or both of these weight
                                  distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index Component Security exceeds 24.0%, then the weights of all

                                  Large Stocks will be scaled down
                                  proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index Security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index Component Securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                  The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks so that the smaller the Nasdaq-100 Index Component Security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

                                  In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                  Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                  Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

                                  In this pricing supplement, unless the
                                  context requires otherwise, references to the Nasdaq-100 Index will include any Successor Index and references to Nasdaq will include any successor to the Nasdaq Stock Market.

Discontinuance of the
Nasdaq-100 Index; Alteration
of Method of Calculation........  If Nasdaq discontinues publication of the
                                  Nasdaq-100 Index and Nasdaq or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Nasdaq-100 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the PLUS within three Trading Days of such selection.

                                  If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for and method of calculating the Nasdaq-100 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Nasdaq-100 Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the PLUS.

                                  If at any time the method of calculating the Nasdaq-100 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nasdaq-100 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Final Average Index Value with reference to the Nasdaq-100 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nasdaq-100 Index for each quarter in the period from January 1, 1996 through September 24, 2001. The Index Closing Value on September 24, 2001 was 1190.81. We obtained the Index Closing Values and other information below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                  The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future. In addition, after the close of trading on December 18, 1998, the Nasdaq-100 Index share weights of the Nasdaq-100 Index Component Securities were rebalanced in accordance with the "modified capitalization-weighted" methodology implemented on such date (see "--Rebalancing of the Nasdaq-100 Index for Modified Capitalization-weighted Methodology" above). As a result, the performance of the Nasdaq-100 Index after December 18, 1998 reflects the performance of the Nasdaq-100 Index Component Securities as calculated in accordance with the revised Nasdaq-100 Index methodology.

                                  The value of the Nasdaq-100 Index may
                                  decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the value of the Nasdaq-100 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Because your return is linked to the value of the Nasdaq-100 Index at maturity, there is no guaranteed return of principal.

                                  To the extent that one-eightieth of the Final Average Index Value is less than the Issue Price of the PLUS and the shortfall is not offset by the coupon paid on the PLUS, you will lose money on your investment.

                                                                         Period-
                                                         High     Low      end
                                                         ----     ---   --------
                                  1996
                                  First Quarter.......  643.41   534.42   609.69
                                  Second Quarter......  699.35   604.07   677.30
                                  Third Quarter.......  745.73   598.34   737.58
                                  Fourth Quarter......  856.64   731.21   821.36

                                                                         Period-
                                                         High     Low      end
                                                         ----     ---   --------
                                  1997
                                  First Quarter.......  925.52   797.06   797.06
                                  Second Quarter......  989.37   783.92   957.30
                                  Third Quarter....... 1145.07   953.44  1097.17
                                  Fourth Quarter...... 1148.21   938.99   990.80
                                  1998
                                  First Quarter....... 1220.66   956.19  1220.66
                                  Second Quarter...... 1339.71  1163.98  1337.34
                                  Third Quarter....... 1465.89  1140.34  1345.48
                                  Fourth Quarter...... 1836.01  1128.88  1836.01
                                  1999
                                  First Quarter....... 2144.66  1854.39  2106.39
                                  Second Quarter...... 2296.77  1967.84  2296.77
                                  Third Quarter....... 2545.41  2163.77  2407.90
                                  Fourth Quarter...... 3707.83  2362.11  3707.83
                                  2000
                                  First Quarter....... 4704.73  3340.81  4397.84
                                  Second Quarter...... 4291.53  3023.42  3763.79
                                  Third Quarter....... 4099.30  3477.31  3570.61
                                  Fourth Quarter...... 3457.97  2210.32  2341.70
                                  2001
                                  First Quarter....... 2730.05  1563.14  2726.45
                                  Second Quarter...... 2052.57  1370.75  1830.19
                                  Third Quarter
                                  (through September
                                   24, 2001).......... 1827.07  1126.95  1190.81

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PLUS. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the date of this pricing
                                  supplement, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Nasdaq-100 Index, in futures or options contracts on the Nasdaq-100 Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the PLUS. Purchase activity could potentially increase the value of the Nasdaq-100 Index, and therefore effectively increase the level to which the Nasdaq-100 Index must rise before you would receive at maturity a payment that exceeds the principal amount of the PLUS. Although we have no reason to believe that our hedging activity will have a material impact on the value of the Nasdaq-100 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Nasdaq-100 Index, futures or options contracts on the Nasdaq-100 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities on the Determination Dates.

Supplemental Information
Concerning Plan of
Distribution....................  Under the terms and subject to conditions contained in the U.S. distribution agreement
                                  referred to in the prospectus supplement
                                  under "Plan of Distribution," the Agent,
                                  acting as principal for its own account, has
                                  agreed to purchase, and we have agreed to
                                  sell, the principal amount of PLUS set forth
                                  on the cover of this pricing supplement. The
                                  Agent proposes initially to offer the PLUS
                                  directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date; provided
                                  that the price will be $     per PLUS and the
                                  underwriting discounts and commissions will
                                  be $     per PLUS for purchasers of 100,000 or
                                  more PLUS in any single transaction, subject
                                  to the holding period requirements described
                                  below. We expect to deliver the PLUS against
                                  payment therefor in New York, New York
                                  on         , 2001. After the initial offering
                                  of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                  Where an investor purchases 100,000 or more
                                  PLUS in a single transaction at the reduced
                                  price, approximately   % of the PLUS purchased
                                  by the investor (the "Delivered PLUS") will
                                  be delivered on the Settlement Date. The
                                  balance of approximately    % of the PLUS (the
                                  "Escrowed PLUS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered PLUS have held all of the Delivered PLUS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered PLUS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed PLUS will be forfeited by the investor and not delivered to it. The Escrowed PLUS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per PLUS for such investors to 100% of the principal amount of the PLUS. Should investors who are subject to the holding period requirement sell their PLUS once the holding period is no longer applicable, the market price of the PLUS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                  In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Nasdaq-100 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Nasdaq-100 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Nasdaq- 100 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Nasdaq-100 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Nasdaq-100 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Nasdaq-100 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
Nasdaq and Morgan Stanley.......  Nasdaq and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100 Index(R), which is owned and published by Nasdaq, in connection with certain securities, including the PLUS.

                                  The license agreement between Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                  The PLUS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the PLUS. The Corporations make no representations or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the PLUS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the PLUS into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the PLUS.

                                  THE CORPORATIONS DO NOT GUARANTEE THE
                                  ACCURACY AND/OR UNINTERRUPTED CALCULATION OF
                                  THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
                                  THEREIN. THE CORPORATIONS MAKE NO WARRANTY,
                                  EXPRESS OR IMPLIED, AS TO RESULTS TO BE
                                  OBTAINED BY THE LICENSEE, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED

                                  WARRANTIES AND EXPRESSLY DISCLAIM ALL
                                  WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
                                  A PARTICULAR PURPOSE OR USE WITH RESPECT TO
                                  THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
                                  THEREIN. WITHOUT LIMITING ANY OF THE
                                  FORGOING, IN NO EVENT SHALL THE CORPORATIONS
                                  HAVE ANY LIABILITY FOR ANY LOST PROFITS OR
                                  SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR
                                  CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF
                                  THE POSSIBILITY OF SUCH DAMAGES.

ERISA Matters for Pension
Plans and Insurance Companies...  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules.

                                  A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any

                                  Plan's investment in the entity (a "Plan
                                  Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                  (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Purchasers of the PLUS have exclusive
                                  responsibility for ensuring that their
                                  purchase and holding of the PLUS do not
                                  violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation........................  The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax- exempt organizations, dealers in options or securities, or persons who hold the PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                  General

                                  Pursuant to the terms of the PLUS, we and every holder of the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Nasdaq-100 Index that (1) requires the holder to pay us at inception an amount equal to the purchase price of the PLUS, (2) entitles the holder (subject to our call right) to receive
                                  (a) a quarterly payment during the term of the PLUS and (b) at maturity an amount in cash based upon the performance of the Nasdaq-100 Index, and (3) allows us, upon exercise of our call right, to terminate the contract by paying to the holder the call price in cash. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                  U.S. HOLDERS

                                  As used herein, the term "U.S. Holder" means an owner of PLUS that for U.S. federal income tax purposes is:

                                    (i) a citizen or resident of the United
                                    States,

                                    (ii) a corporation created or organized
                                    under the laws of the United States or any political subdivision thereof, or

                                    (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                  Tax Treatment of the PLUS

                                  Quarterly payments. Although it is not
                                  entirely free from doubt, we intend to take the position that the quarterly payments on the PLUS are payments of ordinary income to U.S. Holders.

                                  Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                  Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the Holder's basis in the PLUS.

                                  Early retirement of the PLUS pursuant to the call right. The early retirement of the PLUS pursuant to our call right will be treated as a taxable exchange of the PLUS that would require a U.S. Holder generally to recognize long-term capital gain equal to the difference between the amount realized on the exchange (i.e., the call price) and the Holder's basis in the PLUS retired.

                                  Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the Holder's basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                  Possible Alternative Tax Treatments of an
                                  Investment in the PLUS

                                  Due to the absence of authorities that
                                  directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                  If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance in an amount that would greatly exceed the quarterly stated payments on the PLUS. Furthermore, any gain realized by a U.S. Holder at maturity, upon early retirement of the PLUS pursuant to our call right, or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                  Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis at a rate that would greatly exceed the quarterly payments which the U.S. Holder will receive. Accordingly, prospective investors are urged to consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                  Backup Withholding and Information Reporting

                                  A U.S. Holder of the PLUS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.